Daktronics, Inc. Announces Second Quarter Fiscal 2012 Results

Brookings, S.D. – November 22, 2011 - Daktronics, Inc. (Nasdaq - DAKT) today reported fiscal 2012 second quarter net sales of $135.9 million and net income of $4.0 million, or $0.09 per diluted share, compared to net sales of $126.9 million and net income of $7.0 million, or $0.17 per diluted share, for the second quarter of fiscal 2011.  Backlog at the end of the fiscal 2012 second quarter was approximately $136 million, compared with a backlog of approximately $121 million a year earlier and $154 million at the end of the first quarter of fiscal 2012.

Net sales, net income and earnings per share for the six months ended October 29, 2011 were $254.6 million, $7.3 million and $0.17 per diluted share, respectively. This compares to $227.4 million, $9.5 million and $0.23 per diluted share, respectively, for the same period in fiscal 2011.

Free cash flow, defined as cash provided by operations less net purchases of property and equipment, was $15.4 million through the second quarter of fiscal 2012 compared to $25.1 million through the same period one year ago.  Cash and marketable securities at the end of the second quarter of fiscal 2012 were $90.8 million.

“We began the second quarter of fiscal 2012 with the expectation of rising sales and increasing earnings in spite of various challenges we saw in capacity due to the product mix shifting to a significantly higher percentage of surface mount LED technology (SMT) versus our through-hole technology,” said Jim Morgan, president and chief executive officer.  “On the positive side, we were able to overcome our capacity challenges and I commend our manufacturing group for its efforts to respond to the challenge.  The shift to more SMT is a trend we see continuing in the future, as the marketplace demands higher resolution indoor and outdoor displays that require the use of SMT.”

“Given the positive top line performance, we were disappointed in the gross margin performance.  The good news in this regard is that much of the underperformance was due to one-time costs. These one-time costs included adjustments to reserves for preexisting warranty claims, increased cost estimates on an international project, and new product introduction costs.  The impact of these and other one-time items reduced our gross profit percentage by more than two percentage points.”

“Although the third quarter is traditionally a weaker quarter from a sales and earnings perspective due to the number of holidays and the seasonality of our sports business, this year our third quarter is shaping up to be relatively strong, as evidenced by the strong backlog going into the quarter.  Our order bookings for the quarter were stronger than expected, led by growth in Live Events.  This year, orders increased on a sequential basis in Live Events, which is counter to the typical seasonality of that business.  This is a positive sign that should partially offset the tough comparable for professional baseball business this upcoming season.  Orders in our International business unit were lighter than expected as a result of timing, as some orders were pushed out into the third quarter of fiscal 2012.  We are investing a significant amount in our international business as we open more sales and service offices in additional countries to capitalize on the interest in our products around the world.  We see the international marketplace as a key growth opportunity for us,” continued Morgan.

Business Highlights
•
Orders in the Commercial business unit showed increasing strength in the reseller niche due in part to interest in the GalaxyPro product line. The GalaxyPro product was introduced this calendar year for on-premise advertising and provides all the benefits of the digital billboard product line, such as energy efficiency, superior image quality, rich diagnostic features and ease of installation. Orders for billboards remained strong, and for the fiscal year are up over 80%. The growing strength in the billboard market is due to increasing recognition of the operational benefits of Daktronics products and services by customers for their mission critical applications.

•
Orders in the Live Events business unit were the second highest level on record for the second quarter and were comprised entirely of orders of less than $3 million, demonstrating the depth and growth in the marketplace.  Orders for the quarter included add-on orders for an internet protocol television (IPTV) system for the Florida Marlins’ new stadium and additional displays and services for the new Barclays Center in New Jersey.

•
Orders in the International business unit included over $5 million in billboard business, as other parts of the world are demonstrating increasing interest in digital billboards. The interest in digital billboards, more sophisticated sports systems and commercial applications continues to drive opportunities for growth internationally.

•
The Transportation business operates on longer business cycles than the other business units, with typical lead times being greater than three months, and backlog being approximately nine months of sales.  Orders in the Transportation business unit were up over 30% for the first half of fiscal 2012 compared to one year ago. For the quarter, orders included additional business from the New Jersey Turnpike Authority and the Maryland Transportation Authority.

•
Orders in the Schools and Theaters business unit were down slightly in the second quarter of fiscal 2012 compared to the same period one year ago.  The market continues to be constrained with the implications of school budget issues, although this has been partially offset by the growing interest in video systems at the high school level. During the quarter video systems were sold to high schools around the country, including South Carolina, Washington, Missouri, Kansas, Illinois and Texas.

Outlook
Morgan added, “We were pleased to see growth in our backlog as we enter what is typically the slowest quarter of our fiscal year.  With the strong backlog and despite the fact we have fewer work days in the quarter with the holidays, we could see net sales in the third quarter approaching to the level of the first quarter of fiscal 2012.  Taking into account the non-recurring items for this quarter, we also expect that gross profit margins will improve in the third quarter of fiscal 2012.”

“We continue to see strength in our Commercial and International business units driven by our billboard products and our new indoor and outdoor high resolution video display technology.  Our Schools and Theatres business unit is feeling the effects of the tougher economy, although we continue to see interest in video systems for high schools and anticipate that this will be an ongoing growth opportunity for this market. In our Live Events business, although we will have a tough comparable in order bookings in the third quarter of fiscal 2012 due to the magnitude of professional baseball contracts last year, we remain optimistic that conditions are showing the potential for more improvement.  For the long-term, we would like to see more growth in stadium and arena investment to drive more significant growth in Live Events. The Transportation business unit has a strong backlog and we are seeing increasing strength in the pipeline for the second half of fiscal 2012,” said Morgan.

“We continue to introduce to the marketplace new high resolution video displays at improved performance and price points.  We are also continuing to build out our family of architectural lighting products, and are seeing more IPTV system opportunities. Our growth and profitability opportunities rely on the strength of our product development and quality of manufacturing, both of which are second to none in the industry.  We are confident that with some top line growth and continued efforts on cost reduction through process improvement and spending controls, we can achieve and maintain higher operating margins in the future,” said Morgan.

Strategy
“Our focus continues to be on winning orders to grow the top line, while reducing costs by improving our processes across the company and further lowering the manufactured costs of our products through product development initiatives and leveraging a global supply chain.  We will continue with initiatives to improve reliability and quality, maintain a high level of on-time delivery, and strengthen our after-sales service delivery.  Finally, we will continue to focus on free cash flow, with our priorities for cash being funding operations, including developing new and improved product offerings, expanding markets for existing products, and investing in business process improvement initiatives to create shareholder value over time,” concluded Morgan.

Webcast Information
The company will host a conference call and webcast to discuss its financial results today at 10:00 am (Central Time). This call will be broadcast live at http://investor.daktronics.com and available for replay shortly after the event.

About Daktronics
Daktronics has strong leadership positions in, and is the world’s largest supplier of, large screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require the integration of multiple complex displays showing real-time information, graphics, animation and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units:  Live Events, Commercial, Schools and Theatres, and Transportation, and one International business unit. For more information, visit the company’s World Wide Web site at: http://www.daktronics.com, e-mail the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States or write to the company at 201 Daktronics Dr., PO Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act.  These forward-looking statements reflect the Company’s expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions and other risks noted in the company’s SEC filings, including its Annual Report on Form 10-K for its 2011 fiscal year.  Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
Bill Retterath, Chief Financial Officer
(605) 692-0200
Investor@daktronics.com

Financial tables are included on the following pages.

Daktronics, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	October 29,	October 30,	October 29,	October 30,
	2011	2010	2011	2010

Net sales	$135,910	$126,919	$254,607	$227,421
Cost of goods sold	104,440	94,102	193,631	168,017
Gross profit	31,470	32,817	60,976	59,404

Operating expenses:
Selling expense	12,926	12,600	25,135	24,936
General and administrative	6,972	5,624	13,436	11,212
Product design and development	5,636	4,561	11,353	9,114
	25,534	22,785	49,924	45,262
Operating income	5,936	10,032	11,052	14,142

Nonoperating income (expense):
Interest income	457	383	892	838
Interest expense	(95)	(41)	(171)	(77)
Other (expense) income, net	(47)	167	(193)	262

Income before income taxes	6,251	10,541	11,580	15,165
Income tax expense	2,292	3,534	4,253	5,715
Net income	$3,959	$7,007	$7,327	$9,450

Weighted average shares outstanding:
Basic	41,792	41,387	41,759	41,440
Diluted	41,934	41,647	41,938	41,788

Earnings per share:
Basic	0.09	0.17	0.18	0.23
Diluted	$0.09	$0.17	$0.17	$0.23

Cash dividend paid per share	$-	$0.50	$0.11	$0.60

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Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands)

	October 29,
	2011	April 30,
	(unaudited)	2011
ASSETS
CURRENT ASSETS:
Cash, cash equivalents and restricted cash	$65,135	$55,854
Marketable securities	25,663	22,943
Accounts receivable, less allowance for doubtful accounts	58,469	61,778
Inventories	52,825	46,889
Costs and estimated earnings in excess of billings	25,684	24,193
Current maturities of long-term receivables	6,180	5,343
Prepaid expenses and other assets	6,727	6,253
Deferred income taxes	9,644	9,640
Income tax receivables	2,002	4,870
Property and equipment available for sale	40	59
Total current assets	252,369	237,822

Advertising rights, net and other assets	1,157	1,276
Long-term receivables, less current maturities	13,795	13,558
Goodwill	3,332	3,384
Intangibles	1,523	1,761
Deferred income taxes	283	180
	20,090	20,159
PROPERTY AND EQUIPMENT:
Land	1,497	1,497
Buildings	55,905	55,457
Machinery and equipment	60,207	58,233
Office furniture and equipment	15,640	15,648
Computer software and hardware	39,279	37,754
Equipment held for rental	1,318	1,283
Demonstration equipment	8,717	8,086
Transportation equipment	3,869	3,688
	186,432	181,646
Less accumulated depreciation	119,411	111,780
	67,021	69,866
TOTAL ASSETS	$339,480	$327,847

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Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets (continued)
(in thousands)

	October 29,
	2011	April 30,
	(unaudited)	2011
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Notes payable, bank	$3,140	$2,316
Accounts payable	35,472	29,223
Accrued expenses	20,975	21,748
Warranty obligations	14,543	14,474
Billings in excess of costs and estimated earnings	19,213	20,284
Customer deposits	12,249	11,288
Deferred revenue (billed or collected)	9,178	8,770
Current portion of other long-term obligations	405	273
Income tax payable	809	880
Deferred income taxes	481	406
Total current liabilities	116,465	109,662

Long-term warranty obligations	8,814	8,508
Long-term deferred revenue (billed or collected)	4,045	4,559
Other long-term obligations, less current maturities	1,684	2,010
Long-term deferred income taxes	10	6
Total long-term liabilities	14,553	15,083
TOTAL LIABILITIES	131,018	124,745

SHAREHOLDERS' EQUITY:
Common stock	33,677	32,670
Additional paid-in capital	22,828	21,149
Retained earnings	152,030	149,291
Treasury stock, at cost	(9)	(9)
Accumulated other comprehensive income	(64)	1
TOTAL SHAREHOLDERS' EQUITY	208,462	203,102
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$339,480	$327,847

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Daktronics, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended
	October 29,	October 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,327	$9,450
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation	8,879	9,777
Amortization	131	152
Amortization of premium/discount on marketable securities	101	-
Loss (gain) on sale of property and equipment	(7)	33
Stock-based compensation	1,669	1,733
Equity in losses of affiliates	-	36
Provision for doubtful accounts	(337)	249
Deferred income taxes, net	(26)	278
Change in operating assets and liabilities	3,738	6,426
Net cash provided by operating activities	21,475	28,134

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(6,236)	(3,195)
Purchases of marketable securities	(7,739)	-
Proceeds from sales and maturities of marketable securities	4,975	-
Insurance recoveries on property and equipment	-	114
Proceeds from sale of property and equipment	147	168
Other investing activities, net	-	482
Net cash used in investing activities	(8,853)	(2,431)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on notes payable	782	-
Proceeds from exercise of stock options	330	660
Excess tax benefits from stock-based compensation	10	30
Principal payments on long-term debt	-	(14)
Dividends paid	(4,588)	(24,794)
Net cash used in financing activities	(3,466)	(24,118)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(4)	1
INCREASE IN CASH AND CASH EQUIVALENTS	9,152	1,586

CASH AND CASH EQUIVALENTS:
Beginning of period	54,308	63,603
End of period	$63,460	$65,189

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Daktronics, Inc. and Subsidiaries
Net Sales and Orders By Business Unit
(in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	October 29,	October 30,	October 29,	October 30,
	2011	2010	2011	2010
Net Sales:
Commercial	$43,704	$31,879	$76,407	$55,010
Live Events	46,664	44,025	85,181	84,708
Schools & Theatres	17,239	21,351	35,721	37,999
Transportation	12,439	11,482	23,939	19,028
International	15,864	18,182	33,359	30,676
Total net sales	$135,910	$126,919	$254,607	$227,421

Orders:
Commercial	$33,358	$25,666	$80,599	$58,712
Live Events	44,488	26,864	83,823	64,000
Schools & Theatres	13,475	14,030	31,648	35,602
Transportation	12,342	9,408	28,016	21,036
International	14,132	26,211	33,899	39,691
Total orders	$117,795	$102,179	$257,985	$219,041

Reconciliation of Cash Flow Provided by Operating Activities to Free Cash Flow
(in thousands)
(unaudited)

	Six Months Ended
	October 29,	October 30,
	2011	2010
Net cash provided by operating activities	$21,475	$28,134
Purchase of property and equipment	(6,236)	(3,195)
Proceeds from sale of property and equipment	147	168
Free cash flow	$15,386	$25,107

In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term “free cash flow” is not defined under U.S. generally accepted accounting principles (“GAAP”) and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors and management when assessing period to period results and may not be computed the same as similarly titled measures used by other companies.

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